SECOND SUPPLEMENTAL AGREEMENT            Exhibit 2.2




      SECOND SUPPLEMENTAL AGREEMENT, dated as of May 25, 1994, among FOURTH FINANCIAL CORPORATION, a Kansas corporation ("Fourth"); LSB INDUSTRIES, INC., a Delaware corporation ("LSB"); and PRIME FINANCIAL CORPORATION, an Oklahoma corporation ("Prime").


      W I T N E S S E T H :  That;


      WHEREAS, Fourth, LSB, and Prime are parties to a Stock Purchase Agreement, dated as of February 9, 1994, as supplemented by a Supplemental Agreement (the "Supplemental Agreement"), dated as of May 20, 1994 (collectively the "Agreement"); and


      WHEREAS, the parties desire to enter into this Second Supplemental Agreement for the other purposes set forth herein.


      NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


      1. Defined Terms. All capitalized terms used herein shall have the same meaning as in the Stock Purchase Agreement unless otherwise defined herein.


      2. Amendment to Schedule 1 to Supplemental Agreement. The parties hereby agree that Schedule 1 to the Supplemental Agreement is hereby amended to reduce the "Guarantied Amount" of the Loan loss premium for $2,600,000 by the aggregate amount of the loan charge-offs being taken to reflect the amount being paid by Prime Financial Corporation to BANK IV Oklahoma to purchase certain loans currently owned by the Bank pursuant to a letter agreement of even date between Prime and BANK IV and related Assignment of Loans. Although the effect of such amendment would be to increase the purchase price payable at the Closing, a decrease in the Bank's loan loss reserve in the same amount is also required because of such charge-offs, resulting in no net change in the final purchase price being effected by the amendment being made hereby.


      3. 401(k) Plan. The parties hereby agree that Prime will assume sponsorship of the United BankCard "frozen" 401(k) plan described in Section 4.1(m) of the Agreement (the "BankCard Loan") on May 25, 1994. As soon as practicable following the Effective Time, Prime and LSB shall correct all plan qualification defects, obtain the necessary or desirable Internal Revenue Service ("IRS") approvals concerning said corrections (including, without limitation, utilization of the IRS's CAP and VCR programs), and prepare a request for a favorable determination letter from the IRS to the effect that the BankCard Plan is a "qualified plan". Prior to filing any VCR, CAP, and/or determination letter request with the IRS, Prime and LSB shall provide copies of drafts of the proposed requests and other documents relating to the BankCard Plan to Fourth and its representatives and allow Fourth and its representatives a reasonable opportunity to review and approve such draft documents. If (i) LSB and Prime receive favorable IRS approvals, and (ii) Prime or LSB is unable to effect a payout of the assets of the BankCard Plan to the plan participants, Fourth agrees to assume (or cause BANK IV to assume) sponsorship of the BankCard Plan.


      4. Purchase Price for Retained Assets. The parties hereby agree that for purposes of Closing, the purchase price to be paid by Prime to the Bank for the Retained Assets is as set forth on Schedule A hereto. The parties further agree that appropriate post closing equitable adjustments will be made to the purchase price for the Retained Assets to reflect any payments received by the Bank prior to the Effective Time with respect to any of the Retained Assets.

      5. Ratification of Agreement. Except as expressly amended or supplemented hereby, the Stock Purchase Agreement continues in effect.


      IN WITNESS WHEREOF, the parties hereto have executed this Second Supplemental Agreement as of the 25th day of May, 1994.



                                    FOURTH FINANCIAL CORPORATION


                                    By /s/ Ronald Baldwin
                                      ___________________________
                                      President


                                    LSB INDUSTRIES, INC.


                                    By /s/ Tony M. Shelby
                                      ___________________________
                                      Vice President

                                    PRIME FINANCIAL CORPORATION


                                    By /s/ Tony M. Shelby
                                      ____________________________
                                      Vice President


                                SCHEDULE A







Purchase Price for Retained Assets:



1.    Assignment of Equity Tower loan           $13,967,499.57
                                                 ______________

2.    Assignment of Receivables                 $ 6,966,173.58
                                                 ______________

3.    Assignment of OREO                        $ 3,597,835.65
                                                 ______________

4.    Assignment of loans, judgements
      and other Charged Off Assets              $   370,084.27
                                                 ______________

                                                 ==============
                                    TOTAL       $24,901,539.07
                                                 ______________